Exhibit 99.1

Guaranty Bancshares, Inc. Earnings Report
For the First Quarter 2005

Record Total Deposits of $444.0 Million for Quarter Ended March 31, 2005

MOUNT PLEASANT, TEXAS – April 28, 2005 – Guaranty Bancshares, Inc. (Nasdaq: GNTY) the parent company of Guaranty Bond Bank, today announced net earnings for the first quarter of 2005 of $983,000 ($0.33 per diluted share) compared to $1,032,000 ($0.35 per diluted share) for the first quarter of 2004, a 4.7% decrease.  The Company achieved a record high total deposit balance of $444.0 million for the quarter ended March 31, 2005.

Ty Abston, President of the Company stated, “We are pleased to report positive financial performance of the Company for the first quarter 2005.  We continue to execute our strategic plan to build our customer base and add shareholder value.  We have experienced good growth in our markets and continue to strive to provide excellent customer service and financial products.”

Net interest income totaled $4,499,000 for the first quarter of 2005 compared to $4,550,000 in the first quarter of last year, a decrease of 1.1%.  This decrease is due primarily to a decrease in net interest margin from 3.90% for the first quarter of 2004 to 3.61% for the first quarter of 2005.  The decrease in net interest margin was offset by an increase of $36.0 million, or 7.7%, of average interest-earning assets from $469.1 million in the first quarter of 2004 to $505.1 million for the first quarter 2005.

Noninterest income increased $163,000, or 13.3%, to $1.4 million in the first quarter of 2005 compared to $1.2 million in the first quarter of 2004.  The increase was primarily due to an increase in gain on sale of loans of $73,000 and the proceeds of $95,000 from the merger of PULSE EFT Association and Discover Financial Services, Inc.  Service charges and fee income remained constant at $997,000 in the first quarter of 2005 compared to $995,000 in the first quarter of 2004.

Noninterest expense increased $133,000, or 3.2%, to $4.2 million in the first quarter of 2005 compared to $4.1 million in the first quarter of 2004.  The increase in noninterest expense was primarily due to additional salary and benefits costs of $80,000 and increased professional fees of $31,000.  The Company has opened two additional locations and closed one location since the first quarter of 2004.

At March 31, 2005, the Company’s assets totaled $552.5 million compared to $519.0 million at March 31, 2004, an increase of $33.5 million or 6.5%.  Company loans increased $14.6 million, or 4.0%, from $367.9 million at March 31, 2004 to $382.5 million at March 31, 2005.  Securities increased during the period from $92.8 million as of March 31, 2004 to $111.8 million at March 31, 2005, an increase of $19.0 million or 20.5%.  Deposits increased $28.2 million, or 6.8%, from $415.9 million to a record high $444.0 million during the same period.

Shareholders’ equity totaled $38.5 million or 7.0% of total assets at March 31, 2005 as compared to $37.6 million or 7.3% of total assets at March 31, 2004, an increase of $914,000 or 2.4%, resulting in book value per share increasing 2.5% from $12.88 to $13.20.  The Company’s ratio of average shareholders’ equity to average total assets decreased from 7.20% as of March 31, 2004 to 7.07% as of March 31, 2005.

The Company’s return on average assets and average equity for the first quarter of 2005 was 0.73% and 10.28%, respectively, compared to 0.80% and 11.15%, respectively, for the same period in 2004.

Cappy Payne, Chief Financial Officer of the Company commented, “Our asset and deposit growth are very strong as we continue to add new customers and expand our customer base.  While 2005 will present economic challenges with a flattened yield curve, the Bank is well positioned to demonstrate the success of our business strategy through growth, strong asset quality and effective cost control.”

Guaranty Bancshares, Inc. is a bank holding company headquartered in Mount Pleasant, Texas.  The Company derives substantially all of its revenue and income from the operation of its bank subsidiary, Guaranty Bond Bank, one of the oldest and largest community banks in Northeast Texas.  The Company currently serves eight Northeast Texas counties with eleven locations and Pecos County in West Texas with one location in Fort Stockton.  The Company creates financial relationships featuring a full array of financial services, from traditional banking products to investments.  Guaranty Bancshares stock (GNTY) is listed on the Nasdaq Stock Exchange.

To learn more about Guaranty Bancshares, Inc., please visit our investor relations website at www.gnty.com.  Our investor relations site provides a detailed overview of our investor and stock information and our prior year highlights.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

The information in this press release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the further performance of the Company.  Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct.  Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, impact of competitive services, interest rates and general economic risks and uncertainties.

Other Information

For more information about Guaranty Bancshares, Inc., please access the Company’s web site at http://www.gnty.com.

For further information contact:

Ty Abston, President	903/ 572-9881
Or
Clifton A. Payne, Senior Vice President	903/ 572-9881

GUARANTY BANCSHARES, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA

	Quarter Ended March 31,

	2005	2004

	(Dollars in thousands, except per share data)
Income Statement Data:
Net interest income	$4,499	$4,550
Provision for loan losses	200	250

Net interest income after provision for loan losses	4,299	4,300
Noninterest income	1,391	1,228
Noninterest expense	4,247	4,114

Earnings before taxes	1,443	1,414
Provision for income tax expense	460	382

Net earnings	$983	$1,032
Common Share Data:
Net earnings (basic) (1)	$0.34	$0.35
Net earnings (diluted) (1)	0.33	0.35
Book value	13.20	12.88
Tangible book value	12.40	12.08
Cash dividends	0.0000	0.0000
Dividend payout ratio	0.00%	0.00%
Weighted average shares outstanding (in thousands)	2,912	2,922
Period end shares outstanding (in thousands)	2,920	2,922
Balance Sheet Data:
Total assets	$552,512	$518,997
Securities	111,842	92,811
Loans	382,472	367,902
Allowance for loan losses	4,418	4,029
Total deposits	444,031	415,855
Total common shareholders’ equity	38,543	37,629
Average Balance Sheet Data:
Total assets	$548,633	$517,320
Securities	111,305	95,897
Loans	378,350	363,841
Allowance for loan losses	4,249	3,932
Total deposits	437,989	413,166
Total common shareholders’ equity	38,767	37,230
Performance Ratios:
Return on average assets	0.73%	0.80%
Return on average common equity	10.28%	11.15%
Net interest margin	3.61%	3.90%
Efficiency ratio (2)	72.11%	71.72%

GUARANTY BANCSHARES, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA

	Quarter Ended March 31,

	2005	2004

Asset Quality Ratios (3) :
Nonperforming assets to total loans and other real estate	0.99%	1.12%
Net loan charge-offs to average loans	-0.02%	3.00%
Allowance for loan losses to total loans	1.16%	1.10%
Allowance for loan losses to nonperforming loans (4)	139.15%	124.24%
Capital Ratios:
Leverage ratio	8.58%	8.70%
Average shareholders’ equity to average total assets	7.07%	7.20%
Tier 1 risk-based capital ratio	12.60%	12.45%
Total risk-based capital ratio	13.78%	13.56%

(1)	Net earnings per share is based upon the weighted average number of common shares outstanding during the period.
(2)	Calculated by dividing total noninterest expenses by net interest income plus noninterest income, excluding securities losses or gains.
(3)	At period end, except net loan charge-offs to average loans.
(4)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.